EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $1.3 Million for First Quarter of 2010

MOLINE, Ill., April 23, 2010 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $1.3 million for the quarter ended March 31, 2010, or diluted earnings per share for common stockholders of $0.06 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended December 31, 2009, the Company reported net income of $919 thousand, or diluted earnings per share of ($0.02) after preferred stock dividends of $1.0 million. For the first quarter of 2009, the Company reported net income of $84 thousand, or diluted earnings per share of ($0.14) after preferred stock dividends of $695 thousand.

The Company's net interest income for the current quarter totaled $12.8 million, nearly unchanged from the prior quarter, and an increase of 9% over the first quarter of 2009. Provision for loan/lease losses totaled $1.6 million for the first quarter of 2010, a decrease of $2.6 million from the prior quarter, and a decrease of $2.8 million from the first quarter of 2009. Partially offsetting these items were losses of $617 thousand on the residual values of two equipment leases and net losses on sales of foreclosed assets totaling $343 thousand.

"Our results continue to be affected by the challenging economic environment and its continued impact on the communities we serve," stated Douglas M. Hultquist, President and Chief Executive Officer. "Considering the historically low interest rate environment and our focus on liquidity, which has led to elevated investments in cash and securities, we are pleased that our interest income has experienced only slight declines over the prior quarter and the first quarter of 2009. Importantly, we've seen significant reductions in interest expense over the past year. The relentless delivery and commitment to our relationship-based business model by our talented teams has been critical to proving our value to our clients, thereby resulting in favorable trends in net interest income and the reduction in our cost of funds."

Nonperforming assets at March 31, 2010 were $42.9 million, up $2.5 million, or 6%, from $40.4 million at December 31, 2009. Nonperforming assets at the end of the quarter rose slightly to 2.34% of total assets versus 2.27% of total assets at December 31, 2009. The large majority of the Company's nonperforming assets consist of nonaccrual loans/leases and other real estate owned. Despite net charge-offs of $1.2 million for the quarter ended March 31, 2010, the Company's allowance for loan/lease losses to total loans/leases increased from 1.81% as of December 31, 2009 to 1.85% at March 31, 2010.

Mr. Hultquist added, "We are encouraged with the slowing of growth in our nonperforming assets as well as the related reduction in our provision for loan/lease losses. Management has continued to thoroughly review the nonaccrual loans/leases and other classified assets and has provided specific reserves as appropriate. The economies of our communities continue to be impacted by the economic downturn and these results are a testament to our continued proactive and conservative approach to managing the quality of our loan/lease portfolio. We remain committed to maintaining the quality of our loan/lease portfolio and all assets."

During the first quarter of 2010, the Company's total assets increased nearly 3%, or by $52.7 million, to $1.83 billion from $1.78 billion at December 31, 2009. The Company increased its federal funds sold position by $54.5 million and grew its securities portfolio by $17.2 million, or 5%, which were funded primarily by growth in deposits totaling $60.0 million, or 6%. Total loans/leases experienced a slight decline of $5.8 million, or less than 1%, during the current quarter. The Company originated $61.2 million of new loans/leases to new and existing customers during the quarter; however, this was outpaced by payments and maturities as we continued to experience weakened loan/lease demand in our markets.

"We continue to place a strong emphasis on deposit growth and maintaining our strong liquidity position," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We experienced solid growth in our core deposit portfolio during the first quarter. We have been successful in our efforts to shift the deposit mix during the past year with increases in non-interest bearing deposits and a net decline in brokered certificates of deposits. While our brokered certificates of deposits increased slightly in the first quarter, this was the result of our efforts to extend the duration of our liabilities in this low interest rate environment in order to help mitigate the inherent risk to rising interest rates."

As previously disclosed, the Company was successful in issuing $2.7 million of Series A Subordinated Notes during the first quarter of 2010. The primary goal of the issuance was to further strengthen the capital positions of the Company and specifically Rockford Bank & Trust. The subordinated notes are intended to qualify as Tier 2 capital for regulatory purposes.

"As evidenced by the issuance of the Series A Subordinated Notes in the first quarter, we remain focused on maintaining our strong capital position," added Mr. Gipple. "As of March 31, 2010, the Company and subsidiary banks continued to be well capitalized with total risk-based capital ratios exceeding 12% at our three subsidiary banks."

Rockford Bank & Trust Reports Net Income for the First Quarter of 2010

Rockford Bank & Trust, a de novo bank opened in 2005, recognized net income after provision for loan losses and taxes of $281 thousand for the first quarter of 2010. By comparison, the bank realized a net loss of $564 thousand for the first quarter of 2009. This represents the first quarter in which Rockford Bank & Trust has reported a profit.

 "Considering the significant economic challenges we've experienced in the Rockford community over the past several quarters, we are very pleased with our first quarter results," stated Thomas D. Budd, President and Chief Executive Officer of Rockford Bank & Trust. "Understanding the difficulties of the present banking environment, our ability to achieve profitability at this time speaks volumes about our talented team of bankers."

Results for the Company's primary subsidiaries for the first quarter of 2010 were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.0 billion at March 31, 2010, which was an increase of $26.6 million, or 3%, from December 31, 2009. The bank's securities portfolio grew $8.3 million, or 4%, to $243.3 million at March 31, 2010. During the quarter, the bank's gross loans/leases experienced a net decline of less than 1% as the economic downturn continued to weaken loan/lease demand. During this same period, the bank's deposits grew $45.5 million, or 8%, to $610.6 million at March 31, 2010. Quad City Bank & Trust realized earnings of $1.4 million for the quarter ended March 31, 2010 which was a decrease of $102 thousand from $1.5 million for the same quarter of 2009.

  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $559.1 million at March 31, 2010, which was an increase of $16.4 million, or 3%, from December 31, 2009. During the first quarter, Cedar Rapids Bank & Trust increased its federal funds sold position by $21.1 million, and grew its securities portfolio by $8.6 million, or 9%. Offsetting this asset growth, Cedar Rapids Bank & Trust's loan portfolio experienced a net decline of 2% as the economic downturn continued to weaken loan demand. Deposits of $343.3 million reflected an increase of $19.6 million, or 6%, for the quarter. The bank realized earnings of $792 thousand for the quarter ended March 31, 2010, which was an increase of $351 thousand from the same quarter of 2009.

  Rockford Bank & Trust had total assets of $271.4 million at March 31, 2010, which was an increase of $5.7 million, or 2%, from December 31, 2009. At December 31, 2009, Rockford Bank & Trust had gross loans of $215.2 million, which was an increase of $4.8 million, or 2%, for the quarter. The bank's deposits, including customer repurchase agreements, totaling $203.6 million at March 31, 2010 remained flat during the first quarter. To further strengthen the bank's capital position, the Company injected $2.7 million of capital into Rockford Bank & Trust during the first quarter.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank & Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of our strategy to establish de novo banks in new markets; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

As of
	March 31,	December 31,	March 31,
	2010	2009	2009
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,832,334	$ 1,779,646	$ 1,680,910
Securities	$ 387,741	$ 370,520	$ 280,294
Total loans/leases	$ 1,238,554	$ 1,244,320	$ 1,205,979
Allowance for estimated loan/lease losses	$ 22,885	$ 22,505	$ 21,173
Total deposits	$ 1,149,289	$ 1,089,323	$ 1,086,588
Total stockholders' equity	$ 127,857	$ 125,595	$ 129,794
Common stockholders' equity *	$ 69,169	$ 67,018	$ 71,588
Common shares outstanding	4,582,791	4,553,290	4,531,366
Book value per common share	$ 15.09	$ 14.72	$ 15.80
Closing stock price	$ 8.90	$ 8.35	$ 8.04
Market capitalization	$ 40,787	$ 38,020	$ 36,432
Market price/book value	58.97%	56.73%	50.89%
Full time equivalent employees	343	343	344
Tier 1 leverage capital ratio	8.71%	8.73%	9.81%

* Includes noncontrolling interests

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 33,296	$ 28,742	$ 22,919
Accruing loans/leases past due 90 days or more	57	89	838
Troubled debt restructures	154	1,201	--
Other real estate owned	8,972	9,286	3,933
Other repossessed assets *	440	1,071	450
Total nonperforming assets	$ 42,919	$ 40,389	$ 28,140

Net charge-offs (calendar year-to-date)	$ 1,222	$ 12,280	$ 995

Loan/lease mix:
Commercial and industrial loans	$ 425,957	$ 441,536	$ 431,361
Commercial real estate loans	572,038	556,007	531,191
Direct financing leases	88,374	90,059	83,737
Residential real estate loans	69,274	70,608	71,612
Installment and other consumer loans	81,157	84,271	86,231
Deferred loan/lease origination costs, net of fees	1,754	1,839	1,847
Total loans/leases	$ 1,238,554	$ 1,244,320	$ 1,205,979

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 208,659	$ 207,844	$ 144,833
Interest-bearing	940,630	881,479	941,755
Total deposits	$ 1,149,289	$ 1,089,323	$ 1,086,588

Interest-bearing deposit mix:
Nonmaturity deposits	$ 421,081	$ 427,927	$ 398,709
Certificates of deposit	428,638	382,798	436,677
Brokered certificates of deposit	90,911	70,754	106,369
Total interest-bearing deposits	$ 940,630	$ 881,479	$ 941,755

* Before December 31, 2009, QCRH excluded repossessed assets from nonperforming assets. QCRH adjusted the amounts reported in the prior periods presented to reflect a consistent comparison. The adjustments did not have a significant impact on loan covenant compliance or other previously presented disclosures.

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 20,476	$ 21,150	$ 20,783
Interest expense	7,656	8,205	9,026
Net interest income	12,820	12,945	11,757
Provision for loan/lease losses	1,603	4,214	4,359
Net interest income after provision for loan/lease losses	11,217	8,731	7,398
Noninterest income	2,832	3,962	3,656
Noninterest expense	12,442	10,937	11,112
Net income (loss) before taxes	1,607	1,756	(58)
Income tax expense (benefit)	392	808	(294)
Net income	$ 1,215	$ 948	$ 236
Less: Net income (loss) attributable to noncontrolling interests	(77)	29	152
Net income attributable to QCR Holdings, Inc.	$ 1,292	$ 919	$ 84

Less: Preferred stock dividends	1,033	1,031	695
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$ 259	$ (112)	$ (611)

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$ 0.06	$ (0.02)	$ (0.14)
Diluted	$ 0.06	$ (0.02)	$ (0.14)

Earnings per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ (0.26)	$ (0.46)	$ 0.87

AVERAGE BALANCES
Assets	$ 1,795,612	$ 1,783,514	$ 1,635,966
Deposits	$ 1,109,755	$ 1,108,779	$ 1,079,065
Loans/leases	$ 1,232,393	$ 1,228,993	$ 1,212,058
Total stockholders' equity	$ 126,358	$ 126,439	$ 111,746
Common stockholders' equity	$ 67,725	$ 67,915	$ 72,522

KEY RATIOS
Return on average assets (annualized)	0.29%	0.21%	0.02%
Return on average common equity (annualized) **	1.53%	-0.66%	-3.37%
Price earnings ratio LTM *	(34.23) x	(18.15) x	9.24
Net interest margin (TEY)	3.07%	3.10%	3.10%
Nonperforming assets / total assets	2.34%	2.27%	1.67%
Net charge-offs / average loans/leases	0.10%	0.36%	0.08%
Allowance / total loans/leases	1.85%	1.81%	1.76%
Efficiency ratio	79.49%	64.69%	72.09%

* LTM: Last twelve months
** The numerator for this ratio is "Net income (loss) attributable to QCR Holdings, Inc. common stockholders"

QCR HOLDINGS, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	For the Quarter Ended
	March 31, 2010	December 31, 2009	March 31, 2009
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Credit card fees, net of processing costs	$ 86	$ 125	$ 246
Trust department fees	906	745	718
Deposit service fees	823	861	827
Gain on sales of loans, net	169	303	412
Gains on sales of securities	--	770	--
Losses on sales of foreclosed assets, net	(343)	(43)	--
Earnings on cash surrender value of life insurance	335	313	291
Investment advisory and management fees	435	431	351
Other	421	457	811
Total noninterest income	$ 2,832	$ 3,962	$ 3,656

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 6,891	$ 6,419	$ 6,765
Professional and data processing fees	1,157	1,290	1,153
Advertising and marketing	166	287	246
Occupancy and equipment expense	1,371	1,409	1,321
Stationery and supplies	121	120	131
Postage and telephone	263	274	228
Bank service charges	61	116	122
FDIC and other insurance	804	301	619
Loan/lease expense	569	513	332
Other-than-temporary impairment losses on securities	--	--	14
Losses on lease residual values	617	--	--
Other	422	208	181
Total noninterest expenses	$ 12,442	$ 10,937	$ 11,112

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,573,765	4,552,194	4,523,851
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	8,554	6,179	8,754
Adjusted weighted average shares (b)	4,582,319	4,558,373	4,532,605

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share. In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share if the numerator is a net loss.

ROLLFORWARD OF LENDING ACTIVITY FOR THE QUARTER ENDED MARCH 31, 2010

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2009:	CONSOLIDATED

Commercial and industrial loans	$ 441,536
Commercial real estate loans	556,007
Direct financing leases	90,059
Real estate loans - residential mortgage	70,608
Installment and other consumer loans	84,271
1,242,481
Plus deferred loan/lease origination costs, net of fees	1,839
Total gross loans/leases	$ 1,244,320

ORIGINATION OF NEW LOANS:

Commercial and industrial loans	19,707
Commercial real estate loans	17,354
Direct financing leases	6,633
Real estate loans - residential mortgage	15,411
Installment and other consumer loans	2,054
$ 61,159

PAYMENTS/MATURITIES/SALES, NET OF ADVANCES
OR RENEWALS ON EXISTING LOANS:

Commercial and industrial loans	(35,286)
Commercial real estate loans	(1,323)
Direct financing leases	(8,318)
Real estate loans - residential mortgage	(16,745)
Installment and other consumer loans	(5,168)
$ (66,840)

BALANCE AS OF MARCH 31, 2010:

Commercial and industrial loans	425,957
Commercial real estate loans	572,038
Direct financing leases	88,374
Real estate loans - residential mortgage	69,274
Installment and other consumer loans	81,157
1,236,800
Plus deferred loan/lease origination costs, net of fees	1,754
Total gross loans/leases	$ 1,238,554
CONTACT:  QCR Holdings, Inc.
          Todd A. Gipple, Executive Vice President,
           Chief Operating Officer, Chief Financial Officer
          (309) 743-7745